EXHIBIT 99.1

Lincoln Educational Services Corporation Announces Plans to Cease Operations at Three of its Campuses

West Orange, New Jersey, August 2, 2007 - Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln” or the “Company”) today announced that on July 31, 2007, our Board of Directors approved a plan (the “Plan”) to cease operations at three campuses: our Lincoln Technical Institute location in Plymouth Meeting, PA, and our Lincoln College of Technology locations in Norcross, GA, and Henderson, NV.

While the Company believes that these campuses offer effective and valuable academic programs, given the current competitive environment, the campuses’ financial results have not achieved the Company’s expectations. While it may be possible to improve the operations at these campuses with additional investments, the Company believes that this capital will yield better returns invested elsewhere. Accordingly, we have concluded that the continued operation of these campuses is inconsistent with our strategic goals. As a result of the above, the Company reviewed the related goodwill and long-lived assets for possible impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.”

As a result of that review, the Company determined that an impairment at these campuses has occurred, and we will incur a non-cash charge of $0.07 per share, or a pre-tax charge of $3.0 million as of June 30, 2007, to write down goodwill and certain long-lived assets associated with those campuses to reduce the carrying value of these assets to their estimated fair value.

While the Company has not yet quantified what additional charges might be incurred due to the ceasing of operations at these campuses, we expect to incur additional costs in the future for retention benefits expected to be paid to employees as well as other costs, including lease termination costs, early contracts termination costs and employee retention costs. We are currently evaluating the amount and timing of the charges that will be recorded, but at this time the Company cannot reasonably estimate the amount of such charges. In accordance with SFAS No. 144, we expect to classify the operations of these campuses as discontinued operations in our consolidated financial statements once we no longer have any continuing involvement and all operations have ceased.

The Company expects to offer its students several options to completing their education, including: (i) transferring to another one of our campuses; (ii) making arrangements for students to transfer to other accredited educational institutions; or (iii) teaching-out the remaining students. We have stopped accepting new students at these campuses and will cease all marketing and sales activities.

Additional Information

Lincoln will host a conference call at 10:00 a.m. Eastern Standard Time on Tuesday, August 7, 2007 to discuss its earnings for the three and six months ended June 30, 2007. The conference call can be accessed by going to the IR portion of our website at www.lincolneducationalservices.com. Participants can also listen to the conference call by dialing (800) 510-9834(domestic) or (617) 614-3669 (international) and citing code 88450802. Please log-on or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at www.lincolneducationalservices.com. A replay of the call will also be available for seven days by calling (888) 286-8010 (domestic) or (617) 801-6888 (international) and citing code 67968437.

Continued . . .

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading and diversified for-profit provider of career-oriented post-secondary education. Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: automotive technology, health sciences (which includes programs for licensed practical nursing, medical administrative assistants, medical assistants, dental assistants, and pharmacy technicians), skilled trades, business and information technology and hospitality services. Lincoln has provided the workforce with skilled technicians since its inception in 1946. Lincoln currently operates 37 campuses in 17 states under five brands: Lincoln College of Technology, Lincoln Technical Institute, Nashville Auto-Diesel College, Southwestern College and Euphoria Institute of Beauty Arts and Sciences. Lincoln had a combined average enrollment of approximately 17,400 students at March 31, 2007.

Statements in this press release regarding Lincoln's business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Lincoln's Form 10-K for the year ended December 31, 2006. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

(Please see financial attachments.)

Contacts:
Investors:	Press or Media:
Chris Plunkett/Brad Edwards	Jennifer Gery
Brainerd Communicators, Inc.	Brainerd Communicators, Inc.
212-986-6667	212-986-6667

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
PRO FORMA UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2007
(In thousands, except per share amounts and percentages)

	LESC	% of Revenue	Campuses to be Closed (1),(2)	LESC Less Campuses to be Closed	% of Revenue

Revenues	$ 78,142	100.0%	$ 1,972	$ 76,170	100.0%

Costs and Expenses:

Educational Services & Facilities	35,752	45.8%	1,601	34,151	44.8%
Selling, General and Administrative	44,749	57.2%	1,566	43,183	56.7%
Total Costs and Expenses	80,501	103.0%	3,167	77,334	101.5%

Operating Loss	(2,359)	-3.0%	(1,195)	(1,164)	-1.5%

Other:
Interest Income	48	0.0%	-	48	0.0%
Interest Expense	(484)	-0.6%	-	(484)	-0.6%

Loss Before Income Taxes	(2,795)	-3.6%	(1,195)	(1,600)	-2.1%
Benefit for Income Taxes	(1,177)	-1.5%	(496)	(681)	-0.9%

Net Loss	$ (1,618)	-2.1%	$ (699)	$ (919)	-1.2%

Loss per share - basic	$ (0.06)		$ (0.02)	$ (0.04)

Loss per share - diluted	$ (0.06)		$ (0.02)	$ (0.04)

Weighted average number of common shares outstanding:
Basic	25,460		25,460	25,460
Diluted	25,460		25,460	25,460

(1) Includes our Plymouth Meeting - PA, Norcross - GA, and Henderson - NV campuses.
(2) General and administrative expenses for these schools do not include any allocation of corporate overhead.

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